Exhibit (d)(5)(a)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

T. ROWE PRICE ASSOCIATES, INC.

THIS AMENDMENT is made as of April 13, 2016 (the “Amendment”), to the Investment Subadvisory Agreement dated as of May 1, 1999, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and T. Rowe Price Associates, Inc. (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to Item 15 (“Miscellaneous”) of the Agreement:

F. Registration Statement Disclosures.

The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to promptly review future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

The Subadviser further agrees to notify TAM and the Trust promptly in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the

Exhibit (d)(5)(a)

identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

G. Further Assurances.

Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

For the avoidance of doubt, with respect to the winding down or liquidation of certain Fund investments that may be private placements, illiquid, distressed, or otherwise not publicly traded, the Fund may be required to incur certain expenses and take certain actions, including without limitation: (1) incurring transaction related fees and expenses, including without limitation expenses of legal counsel; (2) obtaining a buyer and agreeing upon a purchase price of such investments; (3) providing necessary contractual consents, waivers and notices; (4) incurring delays due to various contractual requirements and market constraints; and (5) engaging, on an active basis, with the Subadviser in all aspects of a sale or liquidation process.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

Exhibit (d)(5)(a)

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Savonne L. Ferguson
Name:	Savonne L. Ferguson
Title:	Vice President

Exhibit (d)(5)(a)

Schedule A

Transamerica T. Rowe Price Small Cap VP, a series of Transamerica Series Trust